Exhibit 99.1

April 3, 2025

COMPANY CONTACT:

FutureFuel Corp.

Roeland Polet

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Appointment of New Director

CLAYTON, Mo. (April 3, 2025) -- FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, announced today that its Board of Directors (the “Board”) increased the size of the Board to nine members and, effective April 3, 2025, the Company appointed Pamela R. Butcher as a Class C member of the Board until her successor is duly elected and qualified or until her earlier death, resignation or removal.

Ms. Butcher has served as a director on the boards of publicly traded and privately held companies and has extensive business management and marketing experience in the chemical industry. Currently, she is a member of the board of directors of J.M. Huber Corporation and Pilot Chemical Corp. (“Pilot”), since 2022 and 2016, respectively. Previously, Ms. Butcher served as a member of the boards of directors of Arch Resources, Inc. (now Core Natural Resources, Inc.) from 2023 to 2025, PDC Energy, Inc. from 2022 to 2023, Gruden Topco Holdings LP/Quality Distribution Inc. from 2016 to 2021, and Trecora Resources from 2016 to 2022. Ms. Butcher was Chief Executive Officer, President, and Chief Operating Officer of Pilot from 2010 to 2021. From 1980 to 2009, Ms. Butcher worked at The Dow Chemical Company (now Dow Inc.), serving as General Manager Adhesives and Sealants, Vice President Corporate Marketing and Sales, President of Hampshire Chemical Company, and Vice President and Portfolio Manager Specialty Chemicals during her tenure. Ms. Butcher earned a Bachelor of Science in Agronomy and a Masters of Science from Purdue University at West Lafayette. Ms. Butcher is or has been a board member of various other organizations, including the American Cleaning Institute, the Ohio Association of Manufacturers’, the Board of Trustees of the Chemical Education Foundation, and as a member of the National Association of Corporate Directors.

There are no arrangements between Ms. Butcher and any other person pursuant to which she was elected to serve as a director. There are no previous transactions between Ms. Butcher and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Butcher will be compensated in accordance with the director compensation arrangements for 2024, pro-rated for her first year of service, as described from time to time in the Company’s Proxy Statements filed with the Securities and Exchange Commission under the heading “Compensation of Directors.”

Ms. Butcher will also be granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2017 Omnibus Incentive Plan which will expire in April 2030. In connection with this award, Ms. Butcher entered into an Award Agreement dated April 3, 2025.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.